As filed with the Securities and Exchange Commission on January 10, 2017

Registration No. 333-213004

Registration No. 333-197435

Registration No. 333-179646

Registration No. 333-146679

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT NO. 333-213004

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT NO. 333-197435

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT NO. 333-179646

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT NO. 333-146679

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NORTHSTAR REALTY FINANCE CORP.

(Colony NorthStar, Inc., as successor by merger to NorthStar Realty Finance Corp.)

(Exact name of registrant as specified in its charter)

Maryland	02-732285
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

515 S. Flower Street, 44th Floor

Los Angeles, California 90071

(310) 282-8820

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Ronald M. Sanders, Esq.

712 Fifth Avenue, 35th Floor

New York, New York 10019

(212) 230-3300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David W. Bonser, Esq.

James E. Showen, Esq.

Hogan Lovells US LLP

555 Thirteenth Street, N.W.

Washington, D.C. 20004-1109

(202) 637-5600

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

TERMINATION OF REGISTRATION STATEMENT AND DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (“Post-Effective Amendments”) filed by NorthStar Realty Finance Corp. (the “Company”) remove from registration shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”) that remain unsold (the “Registered Securities”) under the following registration statements (each a “Registration Statement,” and collectively, the “Registration Statements”) filed by the Company with the Securities and Exchange Commission (the “SEC”):

•	Registration Statement on Form S-3 (Registration No. 333-213004), which was filed with the SEC on August 9, 2016, pertaining to the registration of shares of Common Stock reserved for issuance upon the exchange of the Company’s 5.375% Exchangeable Senior Notes due 2033, which were initially issued and sold in an aggregate principal amount of $300,000,000 in a private transaction on June 19, 2013 and an additional aggregate principal amount of $45,000,000 pursuant to an exercise of an over-allotment option on July 1, 2013 by NorthStar Realty Finance Limited Partnership and assumed by the Company in connection with an internal corporate reorganization on June 30, 2014.

•	Registration Statement on Form S-3 (Registration No. 333-197435), which was filed with the SEC on July 15, 2014, pertaining to the registration of shares of Common Stock reserved for issuance upon the exchange of the Company’s 8.875% Exchangeable Senior Notes due 2032, which were initially issued and sold in an aggregate principal amount of $75,000,000 in a private transaction on June 12, 2012 and an additional aggregate principal amount of $7,000,000 pursuant to a partial exercise of an over-allotment option on July 11, 2012 by NorthStar Realty Finance Limited Partnership and assumed by the Company in connection with an internal corporate reorganization on June 30, 2014.

•	Registration Statement on Form S-3D (Registration No. 333-179646), which was filed with the SEC on February 23, 2012, pertaining to the registration of shares of Common Stock reserved for issuance in connection with the Company’s Dividend Reinvestment Plan.

•	Registration Statement on Form S-3 (Registration No. 333-146679), which was filed with the SEC on October 12, 2007, pertaining to the registration of shares of Common Stock reserved for issuance upon the exchange of the Company’s 7.25% Exchangeable Senior Notes due 2027, which were initially issued and sold in an aggregate principal amount of $150,000,000 in a private transaction on June 18, 2007 and an additional aggregate principal amount of $22,500,000 pursuant to an exercise of an over-allotment option on June 22, 2007 by NorthStar Realty Finance Limited Partnership and assumed by the Company in connection with an internal corporate reorganization on June 30, 2014.

The Company is filing these Post-Effective Amendments to the Registration Statements to deregister all of the Registered Securities registered for sale that were not sold pursuant to the Registration Statements as of the date of these Post-Effective Amendments. The Company hereby terminates the effectiveness of the Registration Statements and deregisters all of the Registered Securities registered for sale under the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to the above-referenced Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on January 10, 2017.

COLONY NORTHSTAR, INC. on behalf of NorthStar Realty
Finance Corp.

/s/ Darren J. Tangen
Name:	Darren J. Tangen
Title:	Chief Financial Officer and Treasurer

Note: No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance on Rule 478 under the Securities Act of 1933, as amended.